Exhibit (a)(1)(D)

FORM OF COMMUNICATION

CONFIRMATION OF RECEIPT OF ELECTION FORM

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

CONFIRMATION OF RECEIPT OF ELECTION FORM

Date:

To:

From:	Retractable Technologies, Inc.
Re:	Confirmation of Receipt of Election Form

This message confirms that we have received your Election Form. If your Election Form (and any other document it requires) is properly completed and signed, and all eligibility requirements are met, we expect to accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Offering Memorandum, promptly on the Expiration Date, which we expect will be at 5:00 p.m., Central Standard Time, on November 18, 2008 (or later if we extend the Exchange Offer).

Unless you withdraw your tendered Eligible Options by providing us a properly completed and signed Notice of Withdrawal (and any other document it requires) before the Expiration Date, we will cancel all of your Eligible Options in exchange for New Options. Your Election Form may be revoked at any time by delivering a new properly completed and signed Notice of Withdrawal bearing a later date (and any other document it requires) so long as we receive it before the Expiration Date of the Exchange Offer.  If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, we will provide you with a Grant Notice on the Expiration Date confirming that your Eligible Options have been accepted for exchange and have been cancelled and informing you of your grant of new Options.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, or other documents relating to this Exchange Offer) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.